Vicor Corporation Announces Q3 2008 Earnings

ANDOVER, MA -- 11/06/2008 -- Vicor Corporation (NASDAQ: VICR) today reported its financial results for the third quarter of 2008 ended September 30, 2008.

Revenues for the third quarter increased by 7.5% to $51,278,000, compared to $47,693,000 for the corresponding period a year ago, and increased 4.0% on a sequential basis from $49,297,000 for the second quarter of 2008. Gross margin increased to $21,903,000 for the third quarter of 2008, compared to $17,904,000 for the corresponding period a year ago, and increased on a sequential basis from $21,113,000 for the second quarter of 2008. Gross margin, as a percentage of revenue, increased to 42.7% for the third quarter of 2008 compared to 37.5% for the third quarter of 2007, and decreased slightly on a sequential basis from 42.8% for the second quarter of 2008. Net income for the third quarter was $609,000, or $0.01 per diluted share, compared to net income of $543,000, or $0.01 per diluted share, for the corresponding period a year ago and a net loss of $(1,323,000), or $(0.03) per diluted share, for the second quarter of 2008.

For the nine months ended September 30, 2008, revenues increased by 8.6% to $154,044,000 from $141,880,000 for the corresponding period a year ago. Net loss for the nine month period was $(94,000), or $(0.00) per diluted share, compared to net income of $3,838,000 or $0.09 per diluted share, for the corresponding period a year ago.

The book-to-bill ratio for the third quarter of 2008 was 1.20:1, as compared to 1.01:1 for the second quarter of 2008. Backlog at the end of the third quarter of 2008 was $56.4 million, as compared to $46.3 million at the end of the second quarter of 2008.

Commenting on the third quarter, Patrizio Vinciarelli, Chief Executive Officer, noted, "Vicor's third quarter bookings were firm despite the weakening global economy. Our consolidated gross margin as a percentage of sales reflects our continued commitment to operational efficiency and state of the art manufacturing. Revenue from our brick business unit increased sequentially and relative to the third quarter of 2007."

"We are encouraged by the progress of our V-I Chip business unit, despite previously discussed delays in higher volume shipments. V-I Chip's third quarter product revenue increased over 38% sequentially and, on a year to date basis, is 157% ahead of the revenue generated through the third quarter of 2007. Picor continued to make progress on the execution of its synergistic strategy. While still in the early stages of its evolution to a merchant model, Picor has recently achieved a significant design win with an early adopter of factorized power."

Dr. Vinciarelli concluded, "Our high expense levels have reflected major investments in the development of our products and markets. Going forward, we intend to make these investments more productive and our operations more efficient. We are concerned by the challenges likely to develop as a result of a weakening global economy. Our ability to return to robust profitability as quickly as we'd like may be constrained by softened demand in many of our markets. However, because Vicor remains well-capitalized, we believe the Company is well-positioned to weather the global downturn. Also, with our efficient brick business model and the momentum we are seeing in disruptive technology products pioneered by V-I Chip and Picor, we believe we are well-positioned for longer term growth and improved profitability."

Depreciation and amortization for the third quarter of 2008 was approximately $2.6 million, and capital additions totaled $2.4 million. For the first nine months of 2008 depreciation and amortization was $7.8 million and capital additions were $6.6 million. This compares to $8.9 million and $7.4 million, respectively, for the first nine months of 2007. Cash, restricted cash and cash equivalents and short-term investments decreased by $8.1 million to approximately $27.6 million at the end of the third quarter of 2008 from $35.7 million at the end of the second quarter of 2008. The sequential decrease in cash, restricted cash and cash equivalents and short-term investments was attributable to the payment of dividends of approximately $6.9 million during the third quarter. There were no share repurchases during the first nine months of 2008, and approximately $8.5 million remains authorized for additional purchases under the Company's stock repurchase plan.

As of September 30, 2008, the Company held approximately $38.4 million, at par value, of auction rate securities, down from $55.2 million, at par value, of such holdings as of December 31, 2007. As previously disclosed, conditions in the market for auction rate securities and the repeated failure of auctions by which such securities are priced led the Company to reclassify its holdings as long-term investments as of March 31, 2008. Further, the Company determined the fair value of its holdings at September 30, 2008, was approximately $36.1 million. This approximately $2.3 million decline in value is considered temporary and is recorded as an unrealized loss, net of taxes, in accumulated other comprehensive (loss) income on the Company's consolidated balance sheet.

UBS AG announced that on August 8, 2008, UBS AG and certain of its affiliates entered into settlements in principle with certain regulatory authorities, including the Massachusetts Securities Division, with respect to UBS's sale and marketing of auction rate securities. Pursuant to the settlements, UBS agreed to offer to purchase certain auction rate securities from certain holders. On October 8, 2008, the Company received a settlement offer from UBS regarding $18,300,000 of auction rate securities held by the Company with a broker-dealer affiliate of UBS. Pursuant to the settlement offer, the Company may be eligible to sell its auction rate securities held with UBS to UBS at par during the period of June 30, 2010 through July 2, 2012. Until then, the Company would be entitled to continued interest payments on its auction rate securities in accordance with their terms. If the Company accepts the settlement offer from UBS, until June 30, 2010 the Company also may be eligible to borrow at "no net cost" from UBS an amount up to 75% of the market value of the auction rate securities held with UBS. The terms and conditions of the settlement offer include a release of claims against UBS and its affiliates. The Company's management and outside legal counsel are in the process of the reviewing the settlement offer, which expires on November 14, 2008.

On September 10, 2008, Bank of America Corporation issued a press release announcing an agreement in principle with the Massachusetts Securities Division under which Bank of America would offer to purchase at par auction rate securities held by certain of its customers. The press release indicates that under the terms of the agreement in principle, the repurchase program applies to businesses with account values up to $10,000,000. The Company holds $20,100,000 par value of auction rate securities purchased through Banc of America Securities LLC. The Company does not appear to be eligible, and has not received an offer, to participate in the announced repurchase program, and has not otherwise received a proposed liquidity solution from Bank of America to date.

Based on the Company's ability to access cash and other short-term investments and its expected operating cash flows, the Company's management does not anticipate the current lack of liquidity of its auction rate securities holdings will affect the Company's ability to execute its current operating plan.

For the third quarter of 2008, the tax provision is based on the estimated annual effective tax rate for the full year, which includes estimated federal, state and foreign income taxes on the Company's projected pre-tax income and estimated federal and state income taxes for certain minority-owned subsidiaries that are not part of the Company's consolidated income tax returns, offset by the expected utilization of federal and foreign net operating loss carryforwards. For the quarters ended September 30, 2008 and 2007, the Company reduced its tax reserves by $1,123,000 and $1,517,000, respectively, due to closing tax periods in certain jurisdictions. The 2008 tax provision also includes discrete items, principally for increases in accrued interest for potential liabilities and expense associated with a reduction in state income tax refunds receivable. The 2007 tax provision also included discrete items for a reduction in tax reserves in the second quarter of 2007 and by refunds of interest received and recorded as a benefit during the first quarter of 2007 as final settlement for the audit of its federal tax returns for tax periods 1994 though 2002 by the Internal Revenue Service.

For more information on Vicor and its products, please visit the Company's website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call, today, Thursday, November 6, 2008, at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-419-5570 at approximately 4:50 p.m. and use the Passcode 77355381. Internet users can listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate a replay will be available, shortly after the conclusion of the call, through November 21, 2008. The replay dial-in number is 888-286-8010 and the Passcode is 63602476. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor's website at www.vicorpower.com/irwebcast beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words "believes," "expects," "anticipates," "intend," "estimate," "plans," "assumes," "may," "will," "would," "should," "continue," "prospective," "project," and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, the pace of new design wins with early adopters and gaining broader product acceptance within the Company's target markets, and plans to expand capacity with incremental investments in equipment. These statements are based upon the Company's current expectations and estimates as to the prospective events and circumstances that may or may not be within the Company's control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2007, under Part I, Item I -- "Business," "--Competition," "--Patents," and "-- Licensing," under Part I, Item 1A -- "Risk Factors," under Part I, Item 3 -- "Legal Proceedings," and under Part II, Item 7 -- "Management's Discussion and Analysis of Financial Condition and Results of Operations." The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in Annual Report on Form 10-K should be read together with other reports and documents the Company files with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. The Company does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to the electronic data processing, industrial control, military electronics and telecommunications markets.

VICOR CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands except for per share amounts)

                                   QUARTER ENDED       NINE MONTHS ENDED
                                    (Unaudited)           (Unaudited)
                                --------------------  --------------------
                                SEPT 30,   SEPT 30,   SEPT 30,   SEPT 30,
                                  2008       2007       2008       2007
                                ---------  ---------  ---------  ---------

Net revenues                    $  51,278  $  47,693  $ 154,044  $ 141,880
Cost of revenues                   29,375     29,789     88,568     84,150
                                ---------  ---------  ---------  ---------
    Gross margin                   21,903     17,904     65,476     57,730

Operating expenses:
    Sales & administration         13,703     12,314     41,730     36,490
    Research & development          7,801      7,735     23,392     22,802
    Gain from litigation-
     related settlement, net            0          0       (177)    (1,353)
                                ---------  ---------  ---------  ---------
       Total operating
        expenses                   21,504     20,049     64,945     57,939

Income (loss) from operations         399     (2,145)       531       (209)

Other income (expense), net          (230)     1,242        489      3,725
                                ---------  ---------  ---------  ---------

Income (loss) before income
 taxes                                169       (903)     1,020      3,516

(Benefit) provision for income
 taxes                               (527)    (1,616)        65     (1,329)

Loss from equity method
 investment, (net of tax)              87        170      1,049      1,007
                                ---------  ---------  ---------  ---------

Net income (loss)               $     609  $     543  ($     94) $   3,838
                                =========  =========  =========  =========

Net income (loss)  per share:
    Basic                       $    0.01  $    0.01  ($   0.00) $    0.09
    Diluted                     $    0.01  $    0.01  ($   0.00) $    0.09

Shares outstanding:
    Basic                          41,660     41,617     41,646     41,586
    Diluted                        41,685     41,715     41,646     41,657

VICOR CORPORATION

CONSOLIDATED BALANCE SHEET
(Thousands)

                                                  SEPT 30,      DEC 31,
                                                    2008          2007
                                                (Unaudited)   (Unaudited)
                                                ============  ============
Assets

Current  assets:
    Cash and cash equivalents                   $     25,436  $     20,017
    Restricted cash and cash equivalents                 178             0
    Short-term investments                             1,964        57,490
    Accounts receivable, net                          28,877        32,054
    Inventories, net                                  27,104        23,078
    Deferred tax assets                                  741           741
    Other current assets                               2,977         2,539
                                                ------------  ------------
           Total current assets                       87,277       135,919

Restricted cash and cash equivalents                     720           952
Long-term investments                                 36,540             0
Property and equipment, net                           49,151        50,257
Other assets                                           5,333         5,330
                                                ------------  ------------

                                                $    179,021  $    192,458
                                                ============  ============

Liabilities and Stockholders' Equity

Current liabilities:
    Accounts payable                            $      8,745  $     10,062
    Accrued compensation and benefits                  6,476         6,003
    Other accrued liabilities                          4,348         3,989
    Deferred revenue                                     854           941
                                                ------------  ------------
           Total current liabilities                  20,423        20,995

Long-term deferred revenue                             1,124            42
Long-term income taxes payable                           303         1,344
Deferred income taxes                                  1,637         1,597
Minority interests                                     4,400         4,040

Stockholders' equity:
    Capital stock                                    161,346       159,834
    Retained earnings                                113,675       126,263
    Accumulated other comprehensive (loss)
     income                                           (2,060)          170
    Treasury stock                                  (121,827)     (121,827)
                                                ------------  ------------
           Total stockholders' equity                151,134       164,440
                                                ------------  ------------

                                                $    179,021  $    192,458
                                                ============  ============

For further information contact:
James A. Simms
Chief Financial Officer
or
Mark A. Glazer
Treasurer
Tel: 978-470-2900
Fax: 978-749-3439